QuickLinks -- Click here to rapidly navigate through this document

CH2M Hill Companies, Ltd.

Long Term Incentive (LTI) Plan

Effective January 1, 1999

CH2M Hill Companies, Ltd.
Long Term Incentive (LTI) Plan

ARTICLE I
INTRODUCTION

        1.1    Establishment.    CH2M HILL Companies, Ltd., an Oregon corporation hereby establishes the CH2M HILL Companies, Ltd. Long Term Incentive (LTI) Plan to award incentive compensation to eligible Participants.

        1.2    Purposes.    The purposes of the Plan are to:

    •
    Reward a limited group of senior executives, project managers, and technologists for the creation of value in the organization through sustained increases in CH2M HILL's Available Funds, and through the achievement of agreed-on strategic goals, and

    •
    Provide financial incentives to Plan Participants to incentivize their contribution to the annual and long-term financial performance of CH2M HILL, thereby increasing shareholder value.

ARTICLE II
DEFINITIONS

        2.1  Affiliate means any corporation or other entity that is affiliated with CH2M HILL through stock or other equity ownership or otherwise which is designated by either the Committee or the Board as an entity whose eligible employees, directors, officers, and consultants may be selected to participate in the Plan. The Committee may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 50% of the entity. The Board, in its sole discretion, may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 10% of the entity.

        2.2  Available Funds means those LTD level consolidated funds remaining from gross revenue after all normally accrued operating expenses are deducted (including LTD expenses and any Profit Center operating costs for units in a startup or investing mode), but prior to accruals for incentive compensation programs, retained earnings and income taxes.

        2.3  AF Modifier means the modifier used in calculating the LTI Award payout amount as described in section 4.4(b) of the Plan.

        2.4  Award means a grant of Stock Instruments (as defined below) and/or cash under the Plan.

        2.5  Board means CH2M HILL Board of Directors.

        2.6  CEO means Chief Executive Officer of CH2M HILL Companies, Ltd.

        2.7  Change of Control event means the occurrence of any one of the following events:

          a.    Unapproved Acquisition of 25% Stake.    Any "Person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a "beneficial owner" (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934), directly or indirectly, of securities of CH2M Hill representing twenty-five percent (25%) or more of either (y) the then-outstanding shares of common stock of CH2M Hill or (z) the combined voting power of CH2M Hill's then-outstanding securities eligible to vote for the election of the Board (either or both hereafter "Voting Securities"); provided, however, that the event described in this section shall not be deemed to be a Change of Control event by virtue of any of the following acquisitions:

    (i)
    by CH2M Hill,

    (ii)
    from CH2M Hill,

    (iii)
    by any employee benefit plan sponsored or maintained by CH2M Hill or any of its Subsidiary,

    (iv)
    by any underwriter temporarily holding securities pursuant to an offering of such securities, or

    (v)
    pursuant to a Non-COC Transaction (as defined below).

          b.    Change in the Majority of the Board.    During the course of one CH2M Hill fiscal year, Incumbent Directors cease for any reason to constitute at least a majority of the Board. For purposes of this Agreement, the term "Incumbent Directors" shall mean:

    (i)
    individuals who on January 1, 1999 constitute the Board; and

    (ii)
    any person who becomes a director subsequent to January 1, 1999, provided his/her election or nomination for election was recommended by the Nominating Committee of the Board (or its successor in responsibilities) and approved by at least two-thirds (2/3) of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of CH2M HILL or successor's proxy statement in which such person is named as a nominee for director, without objection to such nomination); provided that

    (iii)
    individuals initially elected or nominated as directors of CH2M Hill or successor as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed to be Incumbent Directors.

          c.    Significant Merger or Consolidation.    The consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of CH2M Hill or any such type of transaction involving CH2M Hill or any of its Subsidiaries that requires the approval of CH2M Hill's stockholders (a "Business Combination"), unless such Business Combination is a Non-COC Transaction. For purposes of this Agreement, the term "Non-COC Transaction" shall include any Business Combination in which:

    (i)
    at least seventy-five percent (75%) of the total voting power eligible to elect directors of the entity resulting from such Business Combination is represented by shares that were Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted),

    (ii)
    no Person (as the term is defined in section 2.7(a) above), other than any employee benefit plan sponsored or maintained by CH2M Hill, becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination,

    (iii)
    at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

          d.    Liquidation.    The stockholders of CH2M Hill approve a plan of liquidation or dissolution of CH2M Hill or the direct or indirect sale or other disposition of all or substantially all of the assets of CH2M Hill and its subsidiaries.

        2.8  Committee means the Ownership and Incentive Compensation Committee of the Board empowered to take actions with respect to the administration of the Plan as described in Article V of this document.

        2.9  CH2M HILL means CH2M HILL family of companies, which includes CH2M Hill Companies, Ltd., and, when appropriate, the Affiliates.

        2.10 Effective Date means the effective date of the Plan, which is January 1, 1999.

        2.11 LTD means CH2M Hill Companies, Ltd.

        2.12 Participant means an employee designated to be eligible to receive an Award under the Plan as provided in Section 3.1.

        2.13 Plan or LTI Plan means the CH2M HILL Companies, Ltd. Long Term Incentive (LTI) Plan.

        2.14 Profit Center means one of the operating units of CH2M HILL, including as of the Effective Date, Industrial Business Group (IBG), Operations and Maintenance Business Group (OMBG), Infrastructure and Environment (I&E) and the holding company of CH2M HILL family of companies, LTD.

        2.15 Program means each three-year LTI Plan cycle.

        2.16 Program Period means a period beginning on January 1st of the Program year and completing 36 months thereafter (ex., January 1, 1999 through December 31, 2001).

        2.17 Stock Instruments means instruments granted under the Plan, which include subject to the discretion of the Committee:

  a.
  Stock for Domestic Engineering Services Employees,

  b.
  SVEUs for Domestic Ineligible Company Employees,

  c.
  Phantom Stock or international SVEUs for International Employees; or

  d.
  Other instruments approved from time to time by the Board to use for incentive and compensation purposes.

        For purposes of these definitions:

  •
  Stock means one share of CH2M HILL common Stock.

  •
  SVEU means one unit held in trust under the CH2M Hill Companies, Ltd. Pre-Tax Deferred Compensation Plan or under the CH2M Hill Companies, Ltd. International Deferred Compensation Plan.

  •
  Phantom Stock means a hypothetical interest in the value of one share, denominated in United States dollars, which is granted pursuant to the CH2M Hill Companies, Ltd. Phantom Stock Plan.

  •
  Domestic Engineering Services Employees means those employees (including, without limitation, officers, directors and designated consultants) who work for CH2M HILL in the United States that provide consulting, engineering, and engineering-related services determined as of the time of the Award payout.

  •
  Domestic Ineligible Company Employees means those employees (including, without limitation, officers, directors, and designated consultants) who work for CH2M HILL in the United States and do not provide consulting, engineering or engineering-related services, determined as of the time of Award payout.

  •
  International Employees means those employee (including, without limitation director, officer and designated consultant) who work for CH2M HILL and are not resident in the United States and whose regular workplace is outside of the United States, determined as of the time of Award payout, except that International shall exclude an individual who is a United States citizen employed by an Affiliate organized in the United States, regardless of where he performs services.

        2.18 Strategic Goal Modifier means one of the modifiers used in calculating the LTI Award payout amount as described in section 4.4(c) of the Plan.

        2.19 Target Bonus means the bonus amount established under the Plan for Participants. For a given Participant, the Target Bonus will be between 20% to 80% of their base salary, as of the beginning of the Program Period.

ARTICLE III
ELIGIBILITY.

        3.1    Eligibility for Plan Participation.    The Committee, on recommendation of the CEO in its sole discretion, shall determine which employees shall be eligible to participate in the Plan for any Program year.

        3.2    No Entitlement.    Eligibility to participate in the Plan in any one Program Period does not create any entitlement to participate in any other Program Period.

ARTICLE IV
LTI AWARDS

        4.1    Award Grants.    Annually, at the time determined by the Committee in its sole discretion, Participants will be notified of their LTI Awards for the Program. The Award notification will include

  a.
  Participant's Target Bonus for the Program;

  b.
  Targeted three-year total Available Funds to be achieved during the Program Period;

  c.
  Company-wide strategic goals to be achieved during the Program Period; and

  d.
  Individual strategic goals to be achieved during the Program Period.

The LTI Award shall not vest until the end of the Program Period. The actual payout value of the Award will be the Target Bonus, adjusted up or down, based on CH2M HILL's performance during the Program Period with respect to the three-year total Available Funds target, company-wide strategic goals targets, and the individual strategic goals as further described below.

        4.2    Targeted Three-Year Total Available Funds.    The Committee, on recommendation of the CEO, and in its sole discretion, shall establish the three-year total Available Funds target for each LTI Program. That target shall be the Available Funds target for all Participants in a given Program.

        4.3    Strategic Goals.    The Committee, on recommendation of the CEO, and in its sole discretion, shall establish company-wide strategic goals for each LTI Program. These company-wide goals may be identical for all Participants in a given Program. Further, the CEO, on recommendation of his management team, shall establish individual strategic goals for each Participant for a given Program. These individual strategic goals may vary among Participants, but more than one Participant may share a given individual goal.

        4.4    Award Payout Valuation Methodology.    As soon as practicable after the end of each Program Period, the Committee shall compare against targets, the actual CH2M HILL three-year total Available Funds performance and the actual company-wide and individual strategic goal performances achieved during the Program Period. All determinations by the Committee related to attainment of Available Funds and strategic goal targets, as well as weighting determinations for Target Bonus modifiers (as described below) shall be made in the sole discretion of the Committee, and shall be final and binding on all Participants.

          a.    Threshold Available Funds Requirement.    Irrespective of CH2M HILL's performance against any of the strategic goal targets during the Program Period, Participants shall not be entitled to any payout of LTI Awards for a given Program unless CH2M HILL achieves at least 70% of the total three-year Available Funds target during the Program Period. Assuming this Available Funds threshold requirement is satisfied, other modifiers are applied to the Target Bonus to determine the actual Award payout amount as further described below.

          b.    Available Funds (AF) Modifier.    Subject to the threshold requirement in section 4.4(a) and the maximum payout limitation of section 4.4(e), the Committee shall adjust the Target Bonus amount due to Participants between 35% and 200% (0.35 to 2 times Target Bonus amount) based on the actual three-year total Available Funds performance of CH2M HILL during the Program Period against the Program's Available Funds target.

          c.    Strategic Goal (SG) Modifiers.    The actual Program Period performance against each strategic goal (company-wide and individual) will stand on its own as a modifier of the Target Bonus amount due to a Participant. On the recommendation of the CEO, the Committee, in its sole discretion, will assign a weighting to each strategic goal, with the total weighting equal to a 50% modification (ex. 12.5% for each company-wide goal and 25% for the individual goal). Subject to the threshold requirement of section 4.4(a) and the maximum payout limitation of section 4.4(e), the Committee shall adjust the Target Bonus amount due to each Participant plus or minus up to 50% based on the sum total of all SG Modifiers.

          d.    1999 and 2000 Program Exceptions.    Because the Plan is structured to provide no Award payouts during 1999 and 2000 calendar years, the Target Bonus amounts used in calculating payouts for 1999 and 2000 Programs will be increased by 50% (multiplier by 1.5) prior to any adjustments being made to Target Bonuses by AF and SG Modifiers.

          e.    Maximum Award Payout.    Maximum Award payout for each Participant for any LTI Program, taking into account performance with respect to all target and goal associated modifier adjustments, shall not exceed 200% (2 times) of Target Bonus, excepting the 1999 and 2000 Programs, as described in section 4.4 (d.).

        4.5    Payouts of LTI Awards.    The payout of Awards will be made as soon as practicable after the end of the Program Period when Award payout amounts have been determined. Except as determined otherwise by the Committee in its sole discretion and subject to provisions of Article VII, a Participant must be employed by CH2M HILL or an Affiliate as of the Award payout date to be eligible for the payout. Unless otherwise determined by the Committee in its sole discretion, all LTI Awards will be paid 40% in cash and 60% in Stock Instruments based on Participant's eligibility to hold individual Stock Instruments. To the extent an Award payout results in Participant's exceeding CH2M HILL ownership limitations pursuant to CH2M HILL's Articles of Incorporation and Bylaws, the Award shall be paid out in cash.

        4.6    Non-Transferability of Awards.    No Award shall be assignable or transferable.

        4.7    Restrictions on Transfers of Instruments.    All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on CH2M HILL Stock set forth in CH2M HILL's Articles of Incorporation and Bylaws, as amended from time to time, including: (i) restrictions that grant CH2M HILL the right to repurchase shares upon termination of the shareholder's affiliation with CH2M HILL; (ii) restrictions that grant CH2M HILL a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; and (iii) restrictions that require the approval of CH2M HILL for any other sale of shares.

        4.8    Withholding Requirement.    All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants.

ARTICLE V
PLAN ADMINISTRATION

        5.1    Committee.    The Plan shall be administered by the Ownership & Incentive Compensation (O&IC) Committee serving at the pleasure of the Board. The Committee shall at all times consist of at least two Directors and shall include other members (which may be either directors or non-directors) as the Board may determine. The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee shall be filled by the Board. Members of the Committee may resign at any time upon written notice to the Board.

        5.2    Committee Meetings and Actions.    The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan. The Chairman of the Committee, in his or her sole discretion, may delegate any or all of the responsibilities of the Committee to one or more Committee members, whose actions shall be deemed to be the acts of all of the members.

        5.3    Powers of Committee.    The Committee shall, in its sole discretion and on recommendation of the CEO, determine the time at which LTI Awards are to be made and paid-out, actual performance against targets for purposes of Award payout calculations, specific weighing of individual components of Award payout calculations, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. The Committee shall determine the form or forms of agreements with Participants that shall evidence the particular provisions, terms, and conditions which need not be identical except as may be provided in the Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of CH2M HILL.

        5.4    Interpretation of Plan.    The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Stock Instruments which may be or have been granted pursuant to the Plan.

        5.5    Limitation of Liability and Indemnification.

  a.
  No member of the Committee shall be liable for any action or determination made in good faith.

  b.
  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by CH2M HILL Companies, Ltd. against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with CH2M HILL's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give CH2M HILL an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf.

ARTICLE VI
CHANGE IN CONTROL

        Notwithstanding any vesting requirements contained in this Plan or notice of Award grant, all outstanding LTI Awards shall become immediately payable in full and in cash upon the occurrence of a Change in Control event.

ARTICLE VII
Termination of Affiliation

        7.1    Retirement.    Unless Committee determines otherwise in its sole discretion, if a Participant retires while holding not yet vested LTI Plan Awards, the Participant shall be entitled to the prorata share of all outstanding Awards. The payout(s) will be made at the time each outstanding Award payout is due for each Program. It will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on the actual CH2M HILL three-year total Available Funds and company-wide strategic goal performances as of the end of each relevant Program Period. A retiring participant's individual performance goal shall generally be deemed at target. The Committee in its sole discretion may accelerate the retired Participant's Award payout, which, unless otherwise determined by the Committee, shall be paid out at target.

        7.2    Death.    If a Participant dies while affiliated with CH2M HILL, payouts of all his/her outstanding LTI Awards will be made to the personal representative of the Participant's estate or the designated beneficiary or other person or persons who shall have acquired entitlement to earned benefits under the Plan by bequest or inheritance (hereafter, "Beneficiary") within one year after the date of death (specific timing of the payout to be made in consultation with the Beneficiary). Such payout will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on hypothetical Available Funds and strategic goal performance levels for the not yet completed Program Periods, derived by assuming that Available Funds, company-wide and individual strategic goals performance through the end of each Program Period for each outstanding LTI Award, would be proportionate to the performance as of the time of death, including consideration of projected performance in out-years where appropriate. The Committee's determination with respect to payout amounts based on the above criteria shall be final and binding on the Beneficiary.

        7.3    Disability.    Upon termination of a Participant's affiliation with CH2M HILL by reason of the Participant's disability (within the meaning of Section 22(e)(3) of the Code), the Participant may request the payout of prorata share of all outstanding LTI Awards at any time within one year after the date of termination of affiliation. Such payout will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on hypothetical Available Funds and strategic goal performance levels for the not yet completed Program Periods, derived by assuming that Available Funds, company-wide and individual strategic goals performance through the end of each Program Period for each outstanding LTI Award, would be proportionate to the performance as of the time of termination, including consideration of projected performance in out-years where appropriate. The Committee's determination with respect to payout amounts based on the above criteria shall be final and binding on the Beneficiary.

        7.4    Other Termination.    Upon any voluntary or involuntary termination of the Participant's affiliation with CH2M HILL (except as otherwise provided in Article 6 or in sections 7.1, 7.2 and 7.3 above), all rights a Participant have under any outstanding and not yet paid LTI Awards shall terminate. Voluntary termination for a purpose approved by the Committee, such as public service, may be deemed a retirement event as defined in Section 7.1

        7.5    Definition of Termination of Affiliation.    For purposes of this Plan, a Participant's affiliation with CH2M HILL shall be deemed to be terminated as of the first day on which the Participant is no longer an employee, director of or a consultant to CH2M HILL.

ARTICLE VIII
REQUIREMENTS OF LAW

        8.1    Requirements of Law.    All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

        8.2    Governing Law.    The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Colorado, United States of America.

        8.3    Governing Currency.    The Plan and all agreements under the Plan shall be denominated in the currency of the United States of America.

ARTICLE IX
AMENDMENT, MODIFICATION AND TERMINATION

        The Board may amend or modify any provision of the Plan at any time. The Board may suspend the granting of Awards under the Plan or terminate the Plan at any time.

        The Board may determine that any Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE X
MISCELLANEOUS

        10.1    Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

        10.2    No Right to Continued Employment.    Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant's employment by, or consulting relationship with, CH2M HILL and/or Affiliates, or interfere in any way with the right of CH2M HILL or Affiliates, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award. Any Participant who leaves the employment of CH2M HILL shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

        CH2M HILL hereby agrees to the provisions of the Plan and in witness of its agreement, by its duly authorized officer has executed the Plan on the date written below.

CH2M HILL COMPANIES, LTD. Plan Sponsor
By:

Title:

Date:

QuickLinks

CH2M Hill Companies, Ltd. Long Term Incentive (LTI) Plan